Exhibit 99

Release:	On receipt, Wednesday, August 19, 2015
Media contact:	Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Relations contact:	John Egan, 515-235-9500, egan.john@principal.com

The Principal Financial Group Board Names Daniel J. Houston President and CEO

(Des Moines, Iowa) - The Principal Financial Group® announced today the Board of Directors, as part of its planned succession process, has elected Daniel J. Houston president and chief executive officer effective August 18, 2015. Larry Zimpleman will continue to serve as executive chairman of the board and advise Dan as he takes on his new responsibilities.
“Careful and thoughtful succession planning is an integral part of our business success,” says Zimpleman. “Dan brings 31 years of experience and extensive knowledge of our global businesses and tremendous leadership skills. I could not be more confident about the future of The Principal.”
Houston joined the company in 1984. He was promoted to senior group and pension representative in 1986, and named group and pension consultant in 1988. He was elected an officer and named regional director of group and pension sales in 1990 and promoted to regional vice president in 1993, to vice president in 1997, and to senior vice president in 2000. He was named executive vice president in 2006, president of retirement and investor services in 2008, and chief operating officer in 2014.
“I am very proud to continue the great legacy Larry leaves behind,” says Houston. “I have had the remarkable privilege of learning from him. He not only led our organization through the financial crisis but also helped us evolve from a domestic employee benefits company to a global leader in retirement and investment management.  I look forward to leading this organization as we continue to execute our strategy and build on our leadership positions in asset management, retirement and protection.”
About the Principal Financial Group
The Principal Financial Group (The Principal®)1 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $539.9 billion in assets under management2 and serves some 20.1 million customers worldwide from offices in Asia, Australia,
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1 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
2 As of June 30, 2015.

Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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